We consent to the inclusion in the Registration Statement (Form S-1) of Valer, Inc. (hereinafter the “Company”) of our report dated January 26, 2011, with respect to the balance sheet as of November 15, 2010, and the related statements of operations, stockholders’ (deficit) equity, and cash flows for the period from inception on October 26, 2010 through November 15, 2010 to be included in this Registration Statement (Form S-1).

/s/ SAM KAN & COMPANY ___________________________________
Firm’s Manual Signature
Alameda, CA ___________________________________
City, State
July 14, 2011 ___________________________________
Date